Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE YEAR ENDED

DECEMBER 31, 2021

Doylestown, Pennsylvania- February 18, 2022.    HV Bancorp, Inc. (the “Company” or “HVB”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported operating results for the year ended December 31, 2021. Net income for the year ended December 31, 2021, was $4.1 million ($2.04 per basic share of common stock and $1.98 per diluted share of common stock) versus net income of $5.8 million ($2.84 per basic and diluted shares of common stock) for the year ended December 31, 2020. This resulted in shareholders’ equity increasing 9.5% from $38.9 million at December 31, 2020, to $42.6 million at December 31, 2021, and book value per share increasing from $17.78 per share of common to 19.64 per share of common stock over the same period. Net income for the quarter ended December 31, 2021 was $351,000 ($0.18 per basic share of common stock and $0.17 diluted share of common stock) versus $1.1 million ($0.56 per basic share of common stock and $0.54 per diluted share of common stock) compared to the prior quarter. For the year ended December 31, 2021, Net Interest Income was $14.5 million, representing an increase 36% over the prior year.

Travis J. Thompson, Esq., Chairman & CEO, commented, “We are pleased to announce our year end results for 2021. As government intervention in the banking system through accommodative monetary policy and fiscal policy begins to normalize, HVB continued to deliver strong performance and increased its presence in the Greater Philadelphia Market. Our Business Banking Division successfully facilitated $104.7 million in Payment Protection Program (PPP) loan forgiveness, while adding $153 million in new commercial loan originations. HVB continues to expand its Business Banking Division with the addition of new President, Bob Marino, and the announcement of a new C&I lending team.”

Mr. Thompson further commented, “Our Residential Mortgage Division closed 2,412 new loans totaling $636 million despite the uptick in interest rates combined with reduced housing inventory. HVB continues to be a leader in the Greater Philadelphia Residential Mortgage industry. Our Business Banking and Residential Mortgage divisions are now complimenting each other and both adding to HVB’s superior customer experience resulting in sustained growth.”

Highlights for the quarter and year ended December 31, 2021 include:

•

Bob Marino, Vice-Chairman, joined the Bank’s executive leadership team as President, effective December 1, 2021. The addition of Mr. Marino will enable the Bank to capitalize upon his knowledge, contacts, and experience, as the Bank expands its Business Banking Division throughout the Greater Philadelphia Market.

•	HVB’s Business Banking Division announced the addition of a new Commercial Lending team to led by Allan Burkley, which will be located in Media, PA, HVB’s first office in Delaware County.

•

For the quarter and year ended December 31, 2021, Net Interest Income was $3.7 million and $14.5 million, an increase of 16% and 36% from the same periods in 2020.  The increase in Net Interest Income was due to significant growth in the commercial loan portfolio, offset by PPP forgiveness and a decrease in one-to-four family loans held for sale.

•

Non-interest income decreased $2.5 million from the quarter ended December 31, 2020, and $3.5 million for the year ended December 31, 2020, as a result of reductions in mortgage banking revenues, which is consistent with recent market conditions as available homes for sale tightened and mortgage loan refinance opportunities declined due to an uptick in interest rates.

•

Net Interest Margin continues to improve, increasing from 2.49% for the three months ended December 31, 2020, to 2.83% for the three months ended December 31, 2021, representing a 13.7% increase primarily due to the expansion of the commercial loan portfolio.

•	Shareholders’ equity increased 9.5% from $38.9 million at December 31, 2020, to $42.6 million at December 31, 2021.

•	Book value per share increased from $17.78 per share of common stock at December 31, 2020, to $19.64 per share of common stock at December 31, 2021.

•

The Company repurchased 5,133 shares of its common stock in the fourth quarter of 2021, at an average price of $22.68 and 20,911 shares of its common stock, at an average price of $18.67 for the year ended December 31, 2021.

COVID-19 Update:

•

The Company participated in two rounds of the United States Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”), successfully processing over 800 applications totaling approximately $126.0 million. The forgiveness process remains on target with an outstanding PPP balance of just $22.9 million at December 31, 2021. We recognized approximately $478,000 and $3.2 million in fee income for the quarter and year ended December 31, 2021, respectively.

•	As of December 31, 2021, there were no borrowers in payment deferral under the CARES act.

Balance Sheet: December 31, 2021, compared to December 31, 2020

Total assets decreased $301.5 million to $560.1 million at December 31, 2021, from $861.6 million at December 31, 2020. The decrease was primarily the result of decreases of $293.8 million in cash and cash equivalents and $43.0 million in net loans held for sale, offset by increases of $21.0 million in investment securities, $11.4 million in loans receivable, net, $1.4 million in mortgage servicing rights, $1.0 million in right-of-use assets, and $1.5 million in other assets. Cash and cash equivalents decreased $293.8 million to $120.8 million at December 31, 2021, from $414.6 million at December 31, 2020, as a result of anticipated outflows of retail deposits from certain accounts.

Total liabilities decreased $305.2 million, or 37.1%, to $517.5 million at December 31, 2021, from $822.7 million at December 31, 2020. The decrease in total liabilities was primarily from a $266.8 million decrease in deposits, $45.6 million decrease in advances from the Federal Reserve's Paycheck Protection Program liquidity facility ("PPPLF"), $2.3 million decrease in other liabilities offset by the issuance of a $10.0 million subordinated note and $1.1 million increase in operating lease liabilities. Deposits decreased $266.8 million, or 36.5%, to $464.0 million at December 31, 2021, from $730.8 million at December 31, 2020. Our core deposits (consisting of demand deposits, money market, passbook and statement and checking accounts) decreased $236.9 million, or 35.4%, to $431.8 million at December 31, 2021, from $668.7 million at December 31, 2020, as there was an anticipated decrease in certain retail accounts in our core deposits during the first quarter of 2021. Certificates of deposit decreased $29.9 million, or 48.1%, to $32.2 million at December 31, 2021, from $62.1 million at December 31, 2020, because of decreases of $10.0 million of certificates of deposit issued through brokers and $19.9 million in retail certificates of deposit.

Total shareholders’ equity increased $3.7 million to $42.6 million at December 31, 2021, from $38.9 million at December 31, 2020, primarily as a result of net income of $4.1 million for the year ended December 31, 2021, share based compensation expense of $240,000 and ESOP shares committed to be released of $166,000 and stock option exercises of $28,000. Offsetting these increases was other comprehensive loss of $386,000 due to fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and $391,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: For the quarter and year ended December 31, 2021, compared to December 31, 2020

Net Interest Income:

Net interest income increased $512,000 to $3.7 million for the three months ended December 31, 2021, from $3.2 million for the three months ended December 31, 2020. Our net interest-earning assets increased $31.1 million to $101.5 million for the three months ended December 31, 2021, from $70.4 million for the three months ended December 31, 2020.  Net interest income increased $3.8 million to $14.5 million for the year ended December 31, 2021, from $10.7 million for the year ended December 31, 2020. Our net interest-earning assets increased $39.6 million to $105.9 million for the year ended December 31, 2021, from $66.3 million for the year ended December 31, 2020.

(Credit) Provision for loan losses:

Credit for loan losses was $91,000 for the quarter ended December 31, 2021, compared to a provision of loan losses of $123,000 for the quarter ended December 31, 2020. The negative provision of $91,000 reflects improvement in economic factors previously impacted by COVID-19. During the quarter ended December 31, 2021, there were no net charge-offs recorded compared to $15,000 of net charge-offs recorded during the quarter ended December 31, 2020.  Provision for loan losses decreased by $555,000 to $553,000 for the year ended December 31, 2021, from $1.1 million for the year ended December 31, 2020. During the year ended December 31, 2021 and 2020, net charge-offs of $202,000 and $528,000 were recorded.

Non-Interest Income:

Non-interest income was $2.1 million and $13.4 million for the quarter and year ended December 31, 2021, respectively, compared to $4.6 million and $16.9 million for the same periods in 2020. Non-interest income decreased $2.5 million for the quarter ended December 31, 2021, compared to the same period in 2020 primarily due to a $2.6 million decrease in gain on sale of loans and an increase of $291,000 in loss on derivative instruments offset by a $154,000 increase in fees for customer service. The decrease of $3.5 million in non-interest income for the year ended December 31, 2021, compared to the same period in 2020 was primarily due to decreases of $2.8 million in change in fair value of loans held-for-sale and $2.7 million on loss in derivative instruments offset by increases of $1.5 million increase in the gain on sale of loans and $349,000 in fees for customer services.

Non-Interest Expense:

Total non-interest expense increased $700,000, or 14.5%, to $5.5 million for the quarter ended December 31, 2021, from $4.8 million for the quarter ended December 31, 2020 and increased $3.4 million, or 18.4%, to $21.9 million for the year ended December 31, 2021 from $18.5 million for the year ended December 31, 2020.  The increase for the quarter ended December 31, 2021, compared to the quarter of December 31, 2020, was primarily a result of increases of $421,000 in salaries and employee benefits, $191,000 in other expenses, and $115,000 in occupancy expenses.  For the year ended December 31, 2021, the increase in non-interest expense was primarily as a result of increases of $2.1 million in salaries and employee benefits, $424,000 in occupancy expenses, $304,000 in data processing-related operations costs, $224,000 in federal deposit insurance premiums and $190,000 in professional fees. Salaries increased as full time equivalent (FTE) employees increased to one-hundred forty-three as of December 31, 2021, from one-hundred twenty-six as of December 31, 2020, primarily as a result of the expansion of the Company’s lending and business banking operations.

Income Taxes:

Income tax expense was $70,000 and $1.5 million for the quarter and year ended December 31, 2021, respectively, compared to $781,000 and $2.2 million during the same periods in fiscal year 2020. The decrease in income tax expense for the quarter and year ended December 31, 2021, compared to the same period a year ago reflected a decrease in income before taxes. The effective tax rates were 16.6% and 26.5% for the quarter and year ended December 31, 2021, respectively, compared to 27.5% and 27.6% during the same periods in fiscal year 2020.

Net Income & Book Value:

Net income was $351,000, approximately $0.18 cents per basic share and $0.17 cents per diluted share for the three months ended December 31, 2021, as compared to $2.1 million, or approximately $1.02 per basic and diluted shares for the three months ended December 31, 2020. Net income was $4.1 million, approximately $2.04 per basic share and $1.98 per diluted share for the year ended December 31, 2021, as compared to $5.8 million, or approximately $2.84 per basic and diluted shares for the year ended December 31, 2020. Book value per share increased from $17.78 at December 31, 2020, to $19.64 at December 31, 2021.

Asset quality:

At December 31, 2021, the Company’s non-performing assets totaled $3.8 million, or 0.67% of total assets, compared to $2.3 million or 0.26% at December 31, 2020. Non-performing loans increased $1.5 million as a result of an increase of $1.2 million as a result of construction loans, a $132,000 increase in one-to four-family residential real estate loans and a $95,000 increase in commercial business loans compared to December 31, 2020. There were no non-accruing troubled debt restructurings, at December 31, 2021, and December 31, 2020.

The allowance for loan losses totaled $2.4 million, or 0.72% of total loans and 63.10% of total non-performing loans at December 31, 2021, as compared to $2.0 million, or 0.64% of total loans and 89.49% of total non-performing loans at December 31, 2020.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania, New Castle County in Delaware, and Burlington County in New Jersey from our executive office, seven full service bank offices and one limited service bank office. We also operate six loan production and sales offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

(Unaudited)

	At December 31, 2021	At December 31, 2020	At December 31, 2019
(In thousands)
Financial Condition Data:
Total assets	$560,124	$861,607	$354,586
Cash and cash equivalents	120,788	414,590	20,625
Investment securities available-for-sale, at fair value	44,512	23,518	21,156
Equity securities	500	500	500
Loans held for sale, at fair value	40,480	83,549	37,876
Loans receivable, net	325,203	313,811	255,032
Deposits	463,989	730,826	283,767
Federal Home Loan Bank advances	26,431	26,269	27,000
Federal Reserve PPPLF advances	3,119	48,682	—
Subordinated debt	9,996	—	—
Total liabilities	517,488	822,680	320,987
Total shareholders’ equity	42,636	38,927	33,599

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
(In thousands except per share data)
Operating Data:
Interest income	$4,268	$3,930	$16,708	$13,823
Interest expense	558	732	2,213	3,143
Net interest income	3,710	3,198	14,495	10,680
(Credit) provision for loan losses	(91)	123	553	1,108
Net interest income after provision for loan losses	3,801	3,075	13,942	9,572
Gain on sale of loans, net	3,683	6,315	14,853	13,315
Other non-interest (loss) income	(1,543)	(1,729)	(1,429)	3,555
Non-interest income	2,140	4,586	13,424	16,870
Non-interest expense	5,520	4,820	21,850	18,470
Income before income taxes	421	2,841	5,516	7,972
Income tax expense	70	781	1,464	2,204
Net income	$351	$2,060	$4,052	$5,768

Earnings per share of common stock- Basic	$0.18	$1.02	$2.04	$2.84
Earnings per share of common stock -Diluted	$0.17	$1.02	$1.98	$2.84
Average common shares outstanding- Basic	1,990,449	2,012,806	1,984,430	2,033,083
Average common shares outstanding- Diluted	2,068,410	2,015,115	2,045,077	2,033,083
Shares outstanding of common stock end of period	2,170,397	2,189,408	2,170,397	2,189,408
Book value per share	$19.64	$17.78	$19.64	$17.78

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2021	2020	2021	2020
Performance Ratios:
Return on average assets(1)	0.25%	1.54%	0.69%	1.33%
Return on average equity(1)	3.60	23.74	10.37	16.83
Interest rate spread (2)	2.73	2.40	2.48	2.43
Net interest margin (3)	2.83	2.49	2.57	2.57
Efficiency ratio (4)	94.36	61.92	78.26	67.04
Average interest-earning assets to average interest-bearing liabilities	124.05	115.85	123.17	119.01

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.67%	0.26%	0.67%	0.26%
Non-performing loans as a percent of total loans	1.14	0.71	1.14	0.71
Allowance for loan losses as a percent of non-performing loans	63.10	89.49	63.10	89.49
Allowance for loan losses as a percent of total loans	0.72	0.64	0.72	0.64
Net charge-offs to average outstanding loans during the period	0.00	0.00	0.06	0.18

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	12.46%	12.70%	12.46%	12.70%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.24	7.37	8.24	7.37
Tier 1 risk-based capital (to risk weighted assets)	12.46	12.70	12.46	12.70
Total risk-based capital (to risk weighted assets)	13.11	13.41	13.11	13.41
Average equity to average total assets (7)	7.03	6.49	6.62	7.91

_______________

(1)	Annualized for the three months and year ended December 31, 2021 and 2020.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are period end ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average consolidated total assets.